Exhibit 10.3

SECOND AMENDMENT TO THE

HERSHEY COMPANY DEFERRED COMPENSATION PLAN

(Amended and restated as of October 1, 2007)

WHEREAS, The Hershey Company (the “Company”) currently maintains The Hershey Company Deferred Compensation Plan, amended and restated as of October 1, 2007 (the “Plan”);

WHEREAS, the Compensation and Executive Organization Committee of the Company’s Board of Directors (the “Committee”), at its December 1, 2008 meeting, approved changes to the Plan to (1) provide for full vesting in the supplemental matching contributions account and supplemental core contributions account at the same time vesting occurs for matching and core contributions under the Company’s 401(k) Plan, (2) clarify that AIP awards are treated as eligible compensation for purposes of determining the amount of Plan benefits for the year in which paid or deferred, and (3) clarify that an initial deferral election can generally specify the time of payment as separation from service plus a specified number of years;

WHEREAS, the Committee authorized and directed the officers of the Company to adopt amendments to the Plan to reflect these changes; and

WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, BE IT RESOLVED that, by virtue and in exercise of the power reserved to the Committee by Section 8.1 of the Plan, and pursuant to the authority delegated to officers of the Company by the Committee, the Plan is hereby amended, effective as of October 1, 2007 (except as otherwise indicated) as follows:

1.	Section 1.12 is amended to read as follows:

1.12 Compensation. “Compensation” means the sum of (i) base salary paid to a Participant during a calendar year and (ii) AIP Awards paid during that calendar year or that would have been paid during that calendar year but for a deferral election.

2.	Section 3.1.b.(2) is amended to read as follows:

(2)	AIP Awards paid during that Plan Year; and

3.	Section 3.2.b.(2) is amended to read as follows:

(2)	AIP Awards paid during that Plan Year; and

4.	Effective as of January 1, 2009, Section 3.4 is amended to read as follows:

3.4 Vesting. A Participant shall become one hundred percent (100%) vested in his or her Supplemental Core Retirement Contributions Sub-Account on the date he or she becomes vested in his or her Core Retirement Contributions under the 401(k) Plan, and in his or her Supplemental Match Contributions Sub-Account on the date he or she becomes vested in his or her Matching Contributions under the 401(k) Plan.

5.	The portion of Section 5.2.b that precedes 5.2.b.(1) is amended to read as follows:

b. Upon a Separation from Service, including a Separation from Service plus a specified number of years.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 31st day of December, 2008.

THE HERSHEY COMPANY

By:	/s/ Charlene H. Binder
Charlene H. Binder
Senior Vice President, Chief People Officer

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